EF Hutton Investments LLC

PURCHASE AGREEMENT

This  Purchase Agreement is entered into as of May 2, 2015 by and among EF Hutton Financial Corp., a Colorado corporation (the “Buyer”), EFH Group, Inc., a Colorado corporation and the owner of all of the capital stock of Buyer (“Parent”), and  Bruce David Winn, owner of all of the membership units of EF Hutton Investments, LLC, f/k/a Phoenix Financial Consultants (the “RIA”), a Wyoming limited liability company (the “Seller”).

R E C I T A L S:

WHEREAS, Seller is the sole member of EF Hutton Investments LLC., a Wyoming limited liability company (the “Company”); and,

WHEREAS, Seller desires to sell, and Buyer desires to buy (and Parent desires to cause Buyer to buy), 100% of the outstanding membership equity of the Company including any and all the interests Seller holds in RIA, for the consideration, and on the terms and conditions, described herein.

A G R E E M E N T :

In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

ARTICLE 1

DEFINITIONS/PURCHASE & SALE/CLOSING

1.1	Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a)  the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)  all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(c)   pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(d)  references to specific dollar amounts in certain sections of this Agreement are solely for purposes of administrative convenience and, unless specifically provided otherwise, do not constitute a standard of materiality and no implication should be drawn that information provided herein is necessarily material or otherwise required to be disclosed or that the inclusion of such information establishes or implies a standard of materiality, a standard for what is or is not in the ordinary course of business or any other standard for disclosure set forth in the Agreement, and

(e)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Accountant” means a certified public accounting firm.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affected Employees” has the meaning set forth in Section 5.3.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agent Agreement” means an agreement between the Company and a Person, primarily relating to such Person acting as an originator of money transmission transactions.

 “Agreement” means this Agreement by and between Buyer, Parent and Seller as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

 “Auditors” means accountants to the Company.

“Business” means the business of the Company, which includes, without limitation, the provision of investment advice to individuals, corporations and institutions.

“Buyer Disclosure Schedule” means the schedules delivered by Buyer pursuant to this Agreement.

 “Claims” has the meaning set forth in Section 8.9.

“Closing” means the consummation of the purchase and sale of the Stock under this Agreement.

“Closing Date” means the date of the Closing.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first recital.

 “Company Material Adverse Effect” means an effect, event, development or change which is materially adverse to the Business or the assets, properties, financial condition, or results of operations of the Company taken as a whole, other than any effect, event, development or change arising out of or resulting from: (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) the industries in which the Company operates (including, without limitation, the Company’s ability or inability to maintain or preserve existing banking relationships or access to bank accounts), (C) changes in general legal, tax, regulatory, political or economic conditions generally, (D) changes in Law (including, without limitation, immigration, banking or anti-money laundering Law) or GAAP, (E) the execution, announcement, performance or pendency of, or compliance with, this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, agents, licensors, correspondents, partners or employees, (F) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (G) any failure by the Company to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period, (H) any matter disclosed in the Seller Disclosure Schedules, including any adverse effect or adverse event, development or change that occurs after the date of this Agreement but arises out of or results from such matter.

“Company Permits” has the meaning set forth in Section 2.14.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated ________, by and between Parent and the Company.

 “Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

 “Covered Offense” means any violation of the criminal Laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, including (a) any offense under the Covered Programs and (b) any crime of conspiracy to commit, or aiding and abetting another to commit, any of the foregoing offenses.

“Covered Person” means any Person: (a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order; (c) that is listed on OFAC’s Specially Designated Nationals or Blocked Persons List or (d) with whom Seller or the Company is prohibited from dealing or otherwise engaging in any transaction by the Covered Programs.

“Covered Programs” means (a) the criminal Laws of the United States of America or of any of the several states relating to terrorism or the laundering of money or monetary instruments, (b) the Money Laundering Programs and (c) the Sanctions Programs.

“Encumbrance” means any mortgage, pledge, lien, security interest, charge, attachment, equity or other encumbrance, or restriction on the creation of any of the foregoing, created by or through Seller or, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Encumbrance” shall not include (i) Encumbrances to the extent reflected in the Company Interim Balance Sheet, (ii) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount of which is being contested in good faith by appropriate proceedings (provided, that the amount of such contested amount is fully reflected on the Company Interim Balance Sheet), (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property which do not adversely impact the Buyer’s ability to operate the Business after the Closing, (iv) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment of such obligations is not in arrears or otherwise due and which obligations are otherwise reflected in the Interim Balance Sheet, (vi) restrictions on transfer of securities imposed by applicable state and federal securities Laws, and (vii) other Encumbrances incurred in the Ordinary Course of Business of Company after the Interim Balance Sheet Date and not individually or in the aggregate material to the Business.

“Environmental, Health and Safety Requirements” means any Laws and contractual obligations relating to public health and safety, worker health and safety, and pollution and protection of the environment, including the treatment, storage, use, release, disposal, or management of Hazardous Substances, including the Comprehensive Environmental Response, Clean-up and Liability Act, the Resource Conservation and Recovery Act or the Emergency Planning and Community Right to Know Act.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means an entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code.

 “Executive Order” means Presidential Executive Order No. 13224 on Terrorist Financing, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (Sept. 25, 2001).

 “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

 “Governmental Entity” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “extremely hazardous substances”, “hazardous materials,” “hazardous wastes” or “toxic substances,” “toxic chemicals” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, or reproductive toxicity as determined at any time to be such pursuant to applicable Law.

 “IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. §§ 1701 et seq., as amended.

 “Indemnified Party” means the party entitled to indemnity under Article 8.

“Indemnifying Party” means the party obligated to provide indemnification under Article 8.

 “Insurance Policies” has the meaning set forth in Section 2.13.

“Intangible Property” means any trade secret, secret process or other confidential information or know-how and any and all Marks, including, without limitation, (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including data and related documentation); (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

 “IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” means, with respect to any natural Person, actual knowledge of a fact by such Person, and with respect to any corporation or other entity, actual knowledge of a fact by any officer or director of such corporation or entity.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Liabilities” means, with respect to the Business, all liabilities that, in accordance with GAAP, should be reflected as liabilities on the applicable balance sheet of the Business,

 “License Agreement” means a license agreement (in form and substance mutually and reasonably determined in good faith by the parties);

 “Losses” means any and all losses, damages, obligations, liabilities, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines and penalties, costs and expenses (including, without limitation, reasonable legal costs and expenses).

“Mark” means any brand name, copyright, patent, service mark, trademark, tradename, and all registrations or application for registration of any of the foregoing.

“Material Contract” has the meaning set forth in Section 2.5.

“Money Laundering Programs” means (a) the bank regulation regarding anti-money laundering including the Bank Secrecy Act, (b) the United States Money Laundering Control Act of 1986, (c) the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 and (d) any similar acts, executive orders or similar governmental actions of the United States of America, in each case (i) including any regulations issued thereunder and (ii) as amended or supplemented.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Ordinary Course of Business” means the action is reasonably consistent with the past custom and practice (including with respect to quantity and frequency) of such Person in the day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 7.1(ii).

“Parent Common Stock” means the ordinary common stock, $0.001 par value, of Parent.

“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date) the consummation by Parent and Buyer of any of the transactions contemplated hereby.

“Party” and “Parties” has the meaning set forth in Section 8.7.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), as amended, and all orders, regulations and rules issued by the U.S. Department of the Treasury or any of its agencies or offices (including the U.S. Financial Crimes Enforcement Network) thereunder.

 “Permitted Business” has the meaning set forth in Section 5.1(a).

 “Person” means any individual, partnership, corporation, association, trust, limited liability company or partnership, joint venture, unincorporated organization or other entity, and any Governmental Entity.

 “Purchase Price” has the meaning set forth in Section 1.3.

“Qualified Plans” has the meaning set forth in Section 2.17(b)(1).

 “Required Governmental Approvals” has the meaning set forth in Section 2.8(c).

“Reserved Claims” has the meaning set forth in Section 8.3.

“RIA” means registered investment advisor, having rights to provide investment advice as per the investment advisors act.

 “Sanctions Programs” means: (a) the TEA, (b) the IEEPA, (c) the PATRIOT Act, (d) the Executive Order and (e) any similar acts, executive orders or similar governmental actions of the United States of America that are enforced by OFAC, in each case (i) including any regulations issued thereunder and (ii) as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 1.6.

“Seller Disclosure Schedule” means the schedules delivered by Seller pursuant to this Agreement.

“Stock” means all of the capital stock of the Company and equity of the RIA, collectively.

 “Subsidiary” means, as the case may be, any Person of which the specified Person shall own directly or indirectly at least a majority of the outstanding capital stock (or other equity interest) entitled to vote generally in the election of directors or in which the specified Person is a general partner or joint venturer.

 “Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

 “Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company.

“TEA” means the Trading With the Enemy Act, 50 U.S.C. App. 1 et seq., as amended.

“Working Capital” means the amount  of assets reflected on the applicable balance sheet minus the sum of all Liabilities reflected on the applicable balance sheet.

 “Working Capital Assets” means, with respect to the Business, all assets that, in accordance with GAAP, should be reflected as current assets on the applicable balance sheet of the Business.

1.2	Transfer of Ownership by Seller.

Subject to the terms and conditions of this Agreement, Seller agrees to sell all membership units, constitution 100% of the equity ownership, of the Company and deliver any certificates evidencing Membership Units to Buyer at the Closing, or if no physical certificates exist, a confirmation of the transfer in book-entry form. Such certificates, or conformation, will be properly endorsed for transfer to the Buyer, and otherwise in a form reasonably acceptable to Buyer for transfer on the books of Company. At the Closing, Seller will transfer 100% of the equity interests to Buyer free and clear of all Encumbrances.

1.3	Purchase of the Member Units by Buyer; Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Stock is to be paid in full at closing. The Purchase Price shall be paid as follows:

(a)          Closing Payment. The Purchase Price will consist of (i) thirty Thousand Dollars ($30,000) in the form of 37,500 shares of ordinary common stock of Parent (subject to adjustment pursuant to Sections 1.4 and 1.10, the “Purchase Price”), (ii) the shares are fully paid and non-assessable ordinary shares of Parent Common Stock equal to Thirty Thousand Dollars ($30,000) divided $0.80 (subject to adjustment pursuant to Section 1.5, the “Stock Purchase Price”.  The delivery of the Stock Purchase Price will also occur at Closing.

 (b)          Seller has provided Tax Returns for at least the prior five (5) years; a Final Balance Sheet, the Final Working Capital Statement, and during the thirty days post-closing may make inquiry of the representatives of Seller’s accountants and Seller. The Seller shall cooperate and assist, to the extent reasonably requested by the Buyer and/or its independent accountants, in the review of the Final Balance Sheet, the Final Working Capital Statement. If the Buyer disagrees with any aspect of the Preliminary Working Capital and/or Final Working Capital calculations, the Buyer shall contact Seller in writing to attempt to resolve the matter. The Seller agrees to address in good faith Buyer’s concerns regarding the calculations of the Preliminary Working Capital and/or Final Working Capital, but has no obligation to agree with Buyer.

(c)

Seller has completed a subscription agreement and represents that he is an accredited investor as defined under the Securities Act of 1933, as amended, and is sophisticated and knowledgable with respect to financial transactions due to over ten years of experience as a investment advisor.

1.6          Exemption from Registration; Legended Certificates. The shares of Parent Common Stock to be issued to Seller hereunder will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and such securities may not be re-offered or resold or otherwise transferred other than in conformity with the registration requirements of the Securities Act and other applicable Laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the shares of Parent Common Stock issued hereunder will be legended to the effect described above and will include such additional legends as necessary to comply with applicable U.S. federal securities Laws and Blue Sky Laws.

1.7

Not Applicable

1.8	1.8 Tax Elections and Allocations.

(a)          Elections.  Seller and Buyer agree to do all things necessary and appropriate to effectuate an election under Code Section 338 (and any corresponding elections under state, local, or foreign tax law) (collectively a “Code Section 338 Election”) with respect to the purchase of the Company and any of Company’s Subsidiaries by the Buyer.

(b)          Allocations. Prior to Closing, Seller and Buyer will cooperate and use their reasonable best efforts to allocate the Purchase Price among assets in accordance with the Code Section 338 Election with respect to the Company referred to in Section 1.8(a) above. Allocations to certain covenants shall also be made in accordance with Section 5.1(b). Seller and Buyer agree to report for tax purposes on their Tax Returns consistent with such allocations.

(c)          Valuation of Parent Common Stock for Tax Reporting Purposes. The value of the Parent Common Stock for tax reporting purposes will be the number of shares of Parent Common Stock delivered to Seller on the Closing Date multiplied by the Closing Sale Price of the Parent Common Stock on the Closing Date.

1.9	The Closing.

The Closing will take place simultaneously via video conference on or about 2:00pm on May 2, 2015, at 2241 Farnum Street #204, Casper WY 82609 and at 77 Water Street, New York, NY  10005, as promptly as practicable following satisfaction or waiver of the conditions to closing specified in Article 6 hereof. The Closing will be deemed effective as of the end of the business day on the date on which the Closing occurs.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that Seller’s representations and warranties expressly speak as of a specified herein, if any) as follows:

2.1	Organization and Related Matters.

(a)          Company is a limited liability company that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so in good standing would not have a Company Material Adverse Effect. The Company has no subsidiaries. Company  has all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification, except where failure (i) to be so in good standing or qualified or licensed or (ii) to have such power and authority would not have a Company Material Adverse Effect.  Schedule 2.1 correctly lists the current directors and executive officers of Company. True, correct and complete copies of the respective charter documents of Company as currently in effect have been delivered to Buyer.

(b)          Seller has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which Seller is a party.

2.2	Equity - Membership Units.

Seller owns beneficially and of record: all of the equity interests, in the form of Membership Units, of the Company.  All of such Membership Units of Company are validly issued, fully paid, and non-assessable and are owned free and clear of any Encumbrance.  At the Closing, Buyer will acquire good and valid title to and complete 100% ownership of the Stock, free of any Encumbrance. The authorized capital stock of Company consists of 100 membership units shares of which 1 Unit is issued and outstanding. There are no outstanding Contracts or other rights to subscribe for or purchase Membership units, or Contracts or other obligations to issue or grant any rights to acquire, any Membership Units of Company. There are no outstanding Contracts, nor any other shares, equity interests, options, warrants, calls, commitments, conversion rights, rights of exchange, plans or other arrangements of any character of Seller, or the Company to repurchase, redeem or

otherwise acquire any Membership Units or other assets of any person or entity.   There are no preemptive rights in respect of any Membership Units of Company.

2.3	Financial Statements; Changes; Contingencies.

(a)

Financial Statements – Tax Returns, Unaudited Financial Statement. Seller has delivered to Buyer an unaudited financial statements-- income statement and balance sheet -- for the Company as of March 31, 2015 as well as tax returns for years, 2014, 2013, 2012, 2011 and 2010.  All such financial statements and tax return present fairly in all material respects the financial condition of Company as of their respective dates. Since March 31, 2014, there has been no material change in any accounting policies, practices or procedures of Company.

(b)          Ordinary Course of Business. Since December 30, 2015:

(i)           The Company has not:

(1)          made any capital expenditure greater than Fifty Thousand Dollars ($50,000), other than in the Ordinary Course of Business;

(2)          incurred or otherwise become liable in respect of any debt or become liable in respect of any guarantee;

(3)          mortgaged or pledged any asset or subjected any asset to any Encumbrance, other than in the Ordinary Course of Business;

(4)          made any change in its authorized or issued Membership Units (including any other Equity Securities) or granted or issued any option, purchase right, convertible stock, other sort of security or registration right, purchased, redeemed or retired any shares or other securities, or declared or made any distribution, other than distributions or contributions in connection with an increase in or the repayment or cancellation (in whole or in part) of debt;

(5)          sold, leased to others or otherwise disposed of any asset outside of the Ordinary Course of Business;

(6)          purchased any Equity Security of any Person, or any assets constituting a business, or been party to any merger, consolidation or other business combination or entered into any Material Contract relating to any such purchase, merger, consolidation or business combination;

(7)          made any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in or to Company and other than loans or advances made in the Ordinary Course of Business;

(8)          canceled or compromised any debt or claim other than in the Ordinary Course of Business;

(9)          sold, transferred, licensed or otherwise disposed of any Intangible Property other than in the Ordinary Course of Business;

(10)       made or agreed to make any change in its customary methods of accounting or accounting practices, other than as required by GAAP;

(11)        waived or released or permitted to lapse any right of value except in the Ordinary Course of Business or suffered any damage to or destruction or loss of any asset or property, whether or not covered by insurance;

(12) (13)	instituted, settled or agreed to settle any Action; or amended its charter or bylaws.

(ii)  the Business has been operated in the Ordinary Course of Business.

(d)          No Other Liabilities or Contingencies. Company does not have any liabilities of a nature required to be reflected or disclosed pursuant to GAAP, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities (i) that are reflected or disclosed in the most recent of the financial statements referred to in subsection – which in total amount to less than $2,000 (a) or (b) above, (ii)  that would not have a Company Material Adverse Effect or (v) are set forth in Schedule 2.3(d) hereto.

2.4	Tax and Other Returns and Reports.

(a)          Company has at all times since its formation to the April 30, 2015, been, for federal and state income tax purposes, classified as a sole proprietorship;

(b)          The Company has not been a member of an affiliated group filing a consolidated Tax Return (other than a group the parent of which was Company).  The Company has not Liability for Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries will be required to include any item or income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(c)          Each of Company has withheld and paid, or will withhold and pay (as applicable), all Taxes required to have been withheld and paid on or before the Closing Date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, foreign person, or other third party.

(d)          There is no threatened or pending action or proceeding with any Governmental Entity for the assessment or collection of any Taxes, against the Company, as to which Company has received written notice or has Knowledge, nor are there any audits or investigations by any taxing authority or proceedings in progress, nor has the Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

(e)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement is currently in effect.

(f)           No power of attorney has been granted by Company with respect to any tax matter which is currently in force.

(g)          The Company (i) has made no payments, (ii) is not obligated to make any payments, nor is it (iii) a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under the IRS Code.

(h)          There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect between Company and any predecessor or affiliate thereof, and any other party under which Company or any could be liable for any Taxes or other claims of any party.

(i)  Not Applicable.

(j)  Not applicable.

.

(k)          The Company has not engaged in any “reportable transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(l)           Company has disclosed on their Tax Returns all positions taken that could reasonably be expected to give rise to a material understatement of federal income Tax within the meaning of Section 6662 of the Code.

2.5	Material Contracts, Agent Agreements and Correspondent Agreements.

(a)          Schedule 2.5 identifies each (A) Agent Agreement, (B) Correspondent Agreement, and (C) Contract (other than Agent Agreement or Correspondent Agreement) to which Company is a party or to which Company, or any of its respective properties is subject or by which any thereof is bound that (a) is not terminable without penalty upon 180 days (or less) notice, (b) obligates Company to pay an amount of $10,000 or more per 12 month period, (c) has an unexpired term as of May 2, 2015 in excess of one year, (d) expressly limits or restricts the ability of Company to compete or otherwise to conduct its business in any manner or place, (e) provides for a guaranty by Company of any obligation with a face amount of $20,000 or more, or (f) contains a right or obligation other than in the Ordinary Course of Business of any Affiliate, officer or director, of Seller, Company or is otherwise material.

(b)          All Agent Agreements and Correspondent Agreements are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. The Company has not received any written notice and Seller does not have any Knowledge that any other party is, in default in any respect under any Agent Agreement or Correspondent Agreement, except for those defaults that would not have a Company Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(c)          All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. The Company is not and has not received any written notice and Seller does not have any Knowledge that any other party is, in default in any respect under any Material Contract, except for those defaults that would not have a Company Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

2.6	Real and Personal Property; Title to Property; Leases.

Schedule 2.6 lists all material tangible and real property owned by the Company or used primarily in the Business, properly identifies each of such properties as real property (or an interest in real property) or personal property and designates any leasehold interests therein. Company has good and valid title to or other rights to use, free and clear of all Encumbrances, all such property.

2.7	Intangible Property.

Schedule 2.7 lists any and all Marks and other material items of Intangible Property in which Company has an interest and the nature of such interest. Company has rights to or ownership of all such Intangible Property related to the operation of the Business.

2.8	Authorization; No Conflicts; Consents and Approvals.

(a)          This Agreement and any related agreements required to be entered into hereby constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its and their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

(b)          Except as disclosed herein the execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of this Agreement or any related agreements required to be entered into hereby by Seller, or the Company will not (1) conflict with or result in a violation pursuant to any provision of the charter documents, by-laws or other similar organizational documents of any of such entities, (2) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, contravene any Law currently in effect, or (3) conflict with or result in a breach of, or default under any Contract to which Company is a party or to which Company.

(c)          Except as disclosed herein (as defined and specified therein, the “Required Governmental Approvals”), no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not have a Company Material Adverse Effect.

2.9	Legal Proceedings.

(a)          Except as disclosed in herein, there is no Action pending before any court or Governmental Entity or, to the Knowledge of Seller, threatened against the Company or its properties, or any of their respective officers, employees or directors in their capacity as such that (i) would have a Company Material Adverse Effect or (ii) questions the validity of this Agreement or the transactions contemplated by this Agreement or any actions taken or to be taken by Company or Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

(b)          Except as disclosed in herein, as of the date of this Agreement, neither the Company is not subject to any outstanding Order that would have a Material Adverse Effect.

2.10	Certain Labor Matters.

Except where failure to comply would not have a Material Adverse Effect, the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the WARN Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, wage and hour standards, occupational safety and health requirements and unemployment insurance, and is not engaged in any unfair labor practices.

2.11	Minute Books.

The minute books of Company accurately reflect, in all material respects, all actions and proceedings taken to date by the respective Membership Meetings, boards of Members, and committees of Company and its Subsidiaries, and such minute books contain, in all material respects, true and complete copies of the charter documents of Company and all related amendments. The record books of Company reflect accurately the respective Membership Units.

2.12	Accounting Records.

Company have records that accurately and validly reflect their respective transactions in all material respects, and accounting controls sufficient to insure that such transactions are (i) in all material respects executed in accordance with management’s general or specific authorization and (ii) in all material respects recorded in conformity with generally accepted accounting standards so as to, without limitation, maintain accountability for assets.

2.13	Insurance.

All material insurance policies (such material insurance policies, the “Insurance Policies”) carried by or covering Company with respect to the Business and assets and properties are in full force and effect, and no notice of cancellation has been received by Company with respect to any Insurance Policy which has not been cured by the payment of premiums that are due, except where such failure to cure would not have a Company Material

Adverse Effect. All premiums due on the Insurance Policies have been paid in a timely manner and Company has complied in all material respects with the terms and provisions of the Insurance Policies.

2.14	Permits.

Except as disclosed herein, each of the Company holds all permits, licenses, authorizations, certificates, rights, variances, exemptions, orders and approvals of all Governmental Entities that are required pursuant to any Laws and necessary for the lawful conduct of the Business (the “Company Permits”), except for failures to hold such Company Permits that would not have a Material Adverse Effect.  The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

2.15	Compliance with Law.

Except as disclosed herein, each of the Company is in compliance with all Laws applicable to the Business, except for instances of noncompliance that have not had or would not have a Company Material Adverse Effect.

2.16	Dividends and Other Distributions.

There has been no dividend or other distribution of assets or securities by the Company whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Seller or any other Person subsequent to March 31, 2015

2.18	Certain Interests.

Except as set forth herein, no Affiliate of Seller, Company nor any officer or director of any thereof, have any interest in any property used in the Business; no such Person is indebted or otherwise obligated to Company; and the Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

2.19	Related Party Transactions.

Except as set forth on Schedule 2.19, (i) neither Company is not a party to any transaction with Seller or any other Affiliate of Seller, (ii) The Company has no pre-existing liabilities or obligations to Seller or any other Affiliate of Seller and none of Seller or such Affiliates has any obligations to Company; and (iii) the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from Company or the successor or assign of any thereof to Seller or any Affiliate of Seller (other than as contemplated hereby).

2.20	No Brokers or Finders.

No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, or the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement.

2.21	Environmental Compliance.

Except as provided herein, Seller makes no representation or warranty, express or implied, as to any environmental matters, including Environmental, Health, and Safety Requirements.

2.23	Foreign Money Transfer Laws.

The Company  is in material compliance with all applicable foreign (a) banking Laws, (b) money transfers Laws, (c) anti-money laundering Laws and (d) data protection Laws, except for instances of noncompliance that would not have a Company Material Adverse Effect.

2.24	No Other Representations and Warranties.

Except for the representations and warranties contained in Article 3 of this Agreement or in any certificates delivered by Parent or Buyer in connection with the Closing, none of Parent, Buyer, any Affiliate of Parent or Buyer or any other Person makes any representations or warranties, and Parent and Buyer hereby disclaim any other representations or warranties, whether made by Parent, Buyer, any Affiliate of Parent, or any of their respective officers, directors, employees, agents or other representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to Seller or any of its agents or representatives of any documentation or other information.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of a specified earlier date) as follows:

3.1	Organization and Related Matters.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except where the failure to be so in good standing would not have a Parent Material Adverse Effect. Buyer has all necessary corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except where the failure to be so in good standing would not have a Parent Material Adverse Effect. Parent has all necessary corporate power and authority to carry on its business as now being conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Parent has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Parent owns, beneficially and of record, all of the outstanding Equity Securities of Buyer, and there are no outstanding options, warrants or rights to acquire, or any securities convertible or exchangeable for, any such securities of Buyer.

3.2	Authorization.

The execution, delivery and performance of this Agreement and any related agreements by Buyer and Parent have been duly and validly authorized by the Board of Directors of Buyer and Parent and by all other necessary corporate action on the part of Buyer and Parent. This Agreement constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

3.3	No Conflicts; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by Parent and Buyer and the execution, delivery and performance of this Agreement or any related agreements required to be entered into hereby by Parent or Buyer will not (1) conflict with or result in a violation pursuant to any provision of the charter documents or by-laws of Parent or Buyer, (2) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, contravene any Law currently in effect, or (3) conflict with or result in a breach of, or default under any Contract to which Parent or Buyer is a party or to which Parent, Buyer or any of their respective properties is subject or by which any thereof is bound, except with respect to clauses (2) and (3) above, for any such contraventions, conflicts, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

(b)          Other than the Required Governmental Approvals, no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by Parent or Buyer, the performance by Parent or Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not have a Parent Material Adverse Effect.

3.4	No Brokers or Finders.

No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement.

3.5	Legal Proceedings.

(a)          There is no Action pending before any court or Governmental Entity or, to the Knowledge of Buyer or Parent, threatened against the Buyer or Parent or any of their respective properties, or any of their respective officers, employees or directors in their capacity as such that: (i) would have a Parent Material Adverse Effect, (ii) questions the validity of this Agreement or the transactions contemplated by this Agreement or any actions taken or to be taken by Buyer or Parent pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated herby or (iii) would have a material adverse effect on the business of Parent.

(b)          As of the date of this Agreement, neither the Buyer nor Parent is subject to any outstanding Order that would have a Parent Material Adverse Effect.

3.6	Completion of Transaction.

Neither Parent nor Buyer has Knowledge of any fact or circumstances that are specific to Parent or Buyer that they reasonably believe would prevent Parent or Buyer from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby.

3.7	Due Diligence.

(a)          Each of Parent and Buyer acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the Business, operations, assets, liabilities, and prospects of Company, which investigation, review and analysis was done by Parent and Buyer and, to the extent Parent and Buyer deemed appropriate, by Parent’s and Buyer’s representatives (it being understood that nothing in this Section 3.7 shall limit or modify or shall be construed as limiting or modifying any of the representations or warranties set forth in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing).

(b)          Each of Parent and Buyer acknowledge that, at the Closing, Parent and Buyer will acquire the Company and any and all properties, assets and liabilities of the Company without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing.

3.8	Financing Arrangements

The Buyer and Parent are not borrowing any funds to effect the transaction.

3.9          SEC Reports. Parent has filed all required forms, reports, schedules, statements and other documents with the Securities and Exchange Commission pursuant to the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included or incorporated by reference therein, are collectively referred to herein as the “EFH Group SEC Reports”).

3.10       Parent Financial Statements. The Parent has audited financial statements for the year 2014 which is available to Seller from numerous public sources.

3.11        Not Applicable.

3.12	Shares to be Issued.

The shares of parent Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities Laws.  The shares shall be unregistered and issued pursuant to an exemption from registration under the Securities Act of 1933, as amended.  The shares will carry a legend describing the shares as restricted.

3.13      Not Applicable.

3.14

Not Applicable.

3.15       No Other Representations and Warranties. Except for the representations and warranties contained in Article 2 of this Agreement or in any certificates delivered by Seller in connection with the Closing, Parent and Buyer each acknowledge that:

(a)          None of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller, or any of their respective officers, directors, employees, agents or other representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Buyer or any of their officers, directors, employees, agents, Affiliates or other representatives of any documentation or other information.

(b)          None of Seller, any Affiliate of Seller or any other Person will have or be subject to any liability to Parent or Buyer or any other Person resulting from the distribution to Parent or Buyer, or either of their use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Buyer or any of their officers, directors, employees, agents, affiliates or other representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article 2 of this Agreement or in a certificate delivered by Seller in connection with the Closing.

ARTICLE 4

COVENANTS WITH RESPECT TO CONDUCT OF COMPANY

PRIOR TO CLOSING

4.1	Access.

In order to accommodate the parties’ desire to expeditiously Close the transactions contemplated by this Agreement, Seller shall cause Company to authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to promptly make and deliver to Buyer copies of such books, records and other documents and to discuss their respective businesses with such other Persons, including, without limitation, their respective directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as Buyer considers reasonably necessary or appropriate for the purposes of familiarizing itself with the Business, conducting its due diligence efforts related thereto, obtaining approvals and authorizations of all Governmental Entities necessary or advisable for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of Company. All such access shall be during business hours, with reasonable advance notice, and subject to such reasonable precautions regarding confidentiality that Seller may require.

4.2	Reports; Financial Statements.

Seller will furnish to Buyer as soon as available operating or financial statements and reports (including any projections and budgets) prepared for management of any of their respective businesses and the working papers related thereto, and as soon as available, copies of all reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity.

4.3	Conduct of Business.

Seller agrees with and for the benefit of Buyer that the Company shall not, while Buyer is in an transitional operating role, without the prior consent in writing of Buyer:

(a)          conduct the Business in any manner except in the Ordinary Course of Business; provided, that the Company may introduce, market and support the new products as directed by Buyer; or

(b)          except as required by their terms, amend, terminate, or renegotiate any Material Contract; or

(c)          terminate, amend or fail to renew any existing material insurance coverage policy; or

(d)          other than in the Ordinary Course of Business, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company of more than Five Thousand Dollars ($5,000) in the aggregate; or

(e)          grant any increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or pay any bonus to any Person, except for normal salary increases made in the Ordinary Course of Business; or

(f)           sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not greater than Five Thousand Dollars ($5,000) in the aggregate or (ii) in the Ordinary Course of Business; or

(g)          issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of Company; or

(h)          declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

(i)	change or amend its charter documents or bylaws; or

(j)           make any capital expenditures or commitments with respect thereto aggregating more than Five Thousand Dollars ($50,000), other than in the Ordinary Course of Business; or

(k)          make any investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

 (l)           make any Tax election, terminate the Company’s status as an S corporation, or make any change in any method or period of accounting or in any accounting policy, practice or procedure;

(m)         except to the extent required by Law, create, adopt, modify or enter into any contract to participate in, any Company Benefit Plan; or

(n)          agree to or make any commitment to take any actions prohibited by this Section 4.3.

4.4	Notification of Certain Matters.

Upon receiving Knowledge of the relevant occurrence or failure, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would cause any of its respective representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy, in any respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

4.5	Required Governmental Approvals.

Parent and Buyer shall use their reasonable best efforts to obtain (and will prepare all registrations, filings and applications, requests and notices preliminary to) all Required Governmental Approvals, as soon as practicable following the date hereof. Seller will reasonably cooperate with Parent and Buyer in connection with obtaining the Required Governmental Approvals.

4.6	Preservation of Business Prior to Closing Date.

During the period beginning on the date hereof and ending on the Closing Date, Seller will, and will cause the Company to conduct its operations in all material respects according to its ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it.

4.7	HSR Act.

Not applicable.

4.8	Terminations of Agreements; Continuation of Agreements.

Not Applicable

4.9	Updates of Schedules.

Attached Schedules shall be updated periodically, as necessary, during the first ninety (90) days after Closing.

4.10	Financing.

Not Applicable

ARTICLE 5

ADDITIONAL CONTINUING COVENANTS

5.1	Noncompetition.

(a)          Restrictions on Competitive Activities. Seller agrees that after the Closing Buyer and Company shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of one (1) years after the Closing, Seller will not, directly or indirectly, within the specific markets in which the Business presently operates, for its own benefit or as agent for another carry on or participate in the ownership, management or control of, or be employed by, or consult for or otherwise render services to, any other present or future business enterprise to the extent that it is engaged in the Business as presently conducted, except for the Permitted Businesses. For the avoidance of doubt, without limitation, nothing in this Section 5.1 or this Agreement restricts or prohibits the Seller from engaging in Permitted Businesses. Notwithstanding the foregoing, (i) the Seller may invest in and own up to 5% of the outstanding equity interests of any company whose Equity Securities are traded on a national or international securities exchange, or over the counter market, and up to 3% of any non-publicly traded company and (ii) if divisions or subsidiaries of a business enterprise are engaged in the Business, but other divisions or subsidiaries of such business enterprise are not engaged in the Business, it shall not be a violation of this Section 5.1(a) to take otherwise prohibited actions with respect to such other divisions or subsidiaries provided that the Seller is not taking any such prohibited actions with respect to those divisions or subsidiaries that are engaged in the Business. For purposes of this Section 5.1(a), “Permitted Businesses” means those businesses described on Schedule 5.1(a).

(b)          Tax Allocation. Prior to Closing, Buyer and Seller will cooperate and use their reasonable best efforts to determine the amount of the Purchase Price to be allocated to the covenants in this Section 5.1.

5.2	Nondisclosure of Proprietary Data.

After the Closing, Seller shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information constituting a trade secret) concerning the business or policies of Company that Seller learned as a shareholder, employee, officer or director of Company. Such restriction shall not apply to any trade secret or proprietary data that becomes available to the public through no act or omission of Seller or which Seller is required to disclose by Law or legal process.

5.3	Employee Benefit Coverage.

(a)          Not applicable.

5.4	Directors and Officers Indemnification.

(a)          Buyer and Parent shall cause the provisions of the Articles of Incorporation and By-Laws of Company with respect to indemnification of directors, officers, employees and agents of Company not be amended, repealed or otherwise modified for a period of five (5) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who prior to the Closing were directors, officers, employees or agents of Company or, unless such modification is required by Law, and in such event, Buyer and Parent hereby agree to provide any rights to the extent they are so modified by Law in a manner adverse to the beneficiaries. Any contract for indemnification of directors, officers, employees or agents shall remain in effect, and the Buyer and Parent shall cause Company to continue to honor such contracts in accordance with their respective terms.

(b)          In the event Parent, Buyer, Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, Buyer and Parent shall cause proper provisions to be made so that the successors and assigns of Buyer, Company or Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.4.

5.5	Expenses of Transaction.

(a)          Seller and Company Transaction Costs.  Each party shall bear their own costs related to the closing.

5.6	Not Applicable.

5.7          Not Applicable.

5.8          Not Applicable.

5.9          No Short Selling. Each Seller agrees that it will not, at any time from and after the date hereof through the Closing and for a period of six months thereafter, directly or indirectly, offer to “short sell”, contract to “short sell” or otherwise “short sell” or encourage others to “short sell” any securities of Parent, including, without limitation, shares of Parent Common Stock. For purposes of this Agreement, “short selling” includes any sale, any trade in any option or other derivative security, any hedging transaction relating to the securities of the Parent or any other transaction intended to affect the price of the Parent Common Stock.

ARTICLE 6

CONDITIONS OF PURCHASE

6.1	Conditions to Each Party’s Obligation to Effect the Closing.

The respective obligation of each party to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a)          No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity shall be in effect (i) having the effect of making the transactions contemplated by this Agreement illegal or (ii) otherwise preventing or prohibiting the consummation of the transactions contemplated hereby.

(b)          Governmental Approvals. All Required Governmental Approvals, if any, shall have been obtained.

(c)          HSR Approval. Not Applicable.

6.2	Additional Conditions to Obligations of Buyer and Parent.

The obligations of Parent and Buyer to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Buyer at or prior to the Closing of each of the following additional conditions:

(a)          Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b)          Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)          Seller Certificate. Parent and Buyer shall have received a certificate, or a written confirmation, signed by Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)          Not applicalble

(e)          Landlord Consent. Seller has secured Landlord consent to assign the Casper WY office lease.

(f)           Not applicable.

ARTICLE 7

TERMINATION OF OBLIGATIONS; SURVIVAL

7.1	Termination of Agreement.

Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(i)           Mutual Consent. By mutual consent in writing of Buyer and Seller;

(ii)          Outside Date. By Seller, on the one hand, or Buyer or Parent, on the other hand, if the Closing has not occurred by May 5, 2015 (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Section 6.1(c) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then either party may extend the Outside Date to additional six (6) months (the “Extended Outside Date”) by providing written notice to the other party on or before the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to have occurred by the Outside Date or the Extended Outside Date;

(iii)        Material Breach by Seller. By Parent and Buyer, if Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would if uncured give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b); provided, however, that if such breach or failure is susceptible to cure, Seller shall have thirty (30) business days after receipt of reasonably specific notice from Parent and Buyer of a description of the breach or failure and their intention to terminate this Agreement if such breach or failure continues in which to cure such breach or failure and, provided further,however, that Parent and Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(iii) if either Parent or Buyer is then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv)         Material Breach by Parent or Buyer. By Seller, if Parent or Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would if uncured give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided, however, that if such breach or failure is susceptible to cure, Parent and Buyer shall have thirty (30) business days after receipt of reasonably specific notice from Seller of a description of the breach or failure and its intention to terminate this Agreement if such breach or failure continues in which to cure such breach or failure and, provided further, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(iv) if Seller is then in material breach of any representation, warranty or covenant contained in this Agreement.

7.2	Effect of Termination.

In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, that the obligations of the parties contained in Section 5.5 [Expenses] or Section 9.10 [Confidentiality] shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation. The non-solicitation and all other obligations contained in the Confidentiality Agreement shall continue in full force and effect, as provided in the Confidentiality Agreement.

7.3	Survival of Representations and Warranties; Survival of Covenants

(a)          The representations and warranties contained in or made pursuant to Article 2 and Article 3 of this Agreement (other than those representations and warranties contained in Sections 2.1 [Organization and

Related Matters], 2.2 [Stock], 2.4 [Tax and Other Returns and Reports], 2.8(a) [Authorization], 2.20 [No Brokers or Finders], 3.1 [Organization and Related Matters], 3.2 [Authorization], 3.4 [No Brokers or Finders] or 3.12 [Capital Structure]) shall survive the Closing until the later of (i) the first (1st) anniversary of the Closing and (ii) June 30, 2016. The representations and warranties contained in or made pursuant to Sections 2.1, 2.2, 2.4, 2.8(a), 2.20, 3.1, 3.2, 3.4 and 3.12 shall survive the Closing until 30 days after the end of the applicable statute of limitations.

(b)          All covenants and agreements herein contemplating performance after the Closing shall survive until performed as required, subject to any limitations contained therein. All covenants and agreements herein contemplating performance prior to the Closing shall survive the Closing until the later of (i) the first (1st) anniversary of the Closing and (ii) June 30, 2016.

ARTICLE 8

INDEMNIFICATION

8.1	Obligation of Seller.

Seller hereby agrees to indemnify Buyer and its Affiliates, and hold each of Buyer and such Affiliates, harmless from, against and in respect of any and all Losses arising from any of the following:

(a)          any breach of any of the representations and warranties made by Seller in or pursuant to Article 2 of this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty;

(b)          the non-performance of any covenants or agreements made by Seller under this Agreement (other than the covenants and agreements contained in Article 1 (except for Section 1.4, which is addressed in the last two sentences of this Section 8.1) and Sections 4.6, 4.8, 5.1, 5.2, 5.5, 5.8, 9.9, 9.10 and 9.14);

(c)          the nonperformance of any covenants or agreements made by Seller under Article 1 (except for Section 1.4, which is addressed in the last two sentences of this Section 8.1) or Sections 4.6, 4.8, 5.1, 5.2, 5.5, 5.8, 9.9, 9.10 or 9.14; and

(d)	all items listed on Schedules provided by Seller

provided, that, each Seller, shall indemnify Buyer and its Affiliates, and hold each of Buyer and such Affiliates, harmless from, against and in respect of any and all Losses arising from the representations and warranties contained in Section 2.1(b) and the first and fourth sentences of Section 2.2 above, the nonperformance of any covenants made by Seller under Section 5.1 and Section 5.2 above, any agreement delivered to Buyer pursuant to Section 6.2(g) or fraud. No party shall make any claim for indemnification under this Agreement in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 1.4. Such adjustment shall be an independent obligation of the parties not subject to any of the limitations of Article 8.

8.2	Obligation of Buyer.

Buyer hereby agrees to indemnify Seller and its Affiliates, and hold each of Seller and such Affiliates, harmless, from, against and in respect of any and all Losses arising from any of the following:

(a)          any breach of any of the representations and warranties made by Buyer in or pursuant to Article 3 of this Agreement;

(b)          the nonperformance of any covenants or agreements made by Buyer under this Agreement;

(c)          the Business, to the extent that extraordinary losses occur related to the conduct of the Business by Parent or Buyer in the thirty (30)days after the Closing Date.

8.3	Time Limitation on Indemnification.

Notwithstanding the foregoing, no claim may be made or suit or other Action instituted under Sections 8.1(a), 8.1(b), 8.1(c), 8.2(a) and 8.2(b) following the expiration of the applicable survival period set forth in Section 7.3 (the “General Survival Period”) except for Reserved Claims. The term “Reserved Claims” shall mean: (a) all claims as to which any Indemnified Party has in good faith given any Indemnifying Party written notice on or prior to the end of the applicable General Survival Period; and (b) all claims to the extent alleging fraud (defined to require at a minimum intent to deceive). No claim may be made or suit or other Action instituted under any provision of this Article 8 unless the Indemnified Party provides written notice to the Indemnifying Party prior to the expiration of the applicable period provided in Section 7.3 (which written notice shall describe the facts then known by the Indemnified Party relating to such claim, including, without limitation, the reason why the Indemnified Party believes the claim is subject to indemnification by the Indemnifying Party, and which for third-party claims, shall attach, if available, a copy of the written instrument or instruments in which the third party claim is asserted).

8.4	Monetary Limitations on Indemnification.

Neither Seller, nor Buyer, shall not have any liability for indemnification to the other in excess of $100,000.

8.5	Third Party Claims.

Promptly after the receipt by any Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (other than any Action relating to Taxes governed by Section 8.7), such Indemnified Party shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Article 8, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the absolute right after the receipt of notice to defend against, negotiate, settle or otherwise deal with such Action, at such Indemnifying Party’s expense and with counsel of its choice, provided that the Indemnifying Party so notifies the Indemnified Party that it will defend such Action within fifteen (15) days after receipt of such notice and commences the defense of such Action; provided, however, Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense and the Indemnifying Party shall not settle any such Action unless Indemnified Party is fully released without any admission of liability, and the Indemnified Party is not otherwise obligated to undertake any action, or restricted in taking any action by the terms of such settlement. If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of this Section 8.5, the Indemnified Party shall have the right to defend such Action with counsel of its choice reasonably acceptable to Seller and the Indemnifying Party will reimburse the Indemnified Party for the costs thereof, including reasonable attorneys’ fees and expenses incurred. The Indemnifying Party will not be liable for any judgment or settlement with respect to such Action effected without its prior written consent. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity claim.

8.6	Not Applicable.

8.7	Certain Tax Matters.

(a)          Seller Indemnity. Seller agrees, to  defend and hold harmless Buyer against (i) any Tax due and payable by or on behalf of Company  following the Closing Date that is attributable to a Pre-Closing Tax Period (collectively, all of such Taxes are referred to herein as the “Aggregate Pre-Closing Taxes”), and (ii) any deficiencies in any Tax payable by or on behalf of Company arising from any audit by any taxing agency or authority with respect to any of the Aggregate Pre-Closing Taxes, provided, however, that, notwithstanding the foregoing, Seller shall not be liable for any Taxes attributable to Pre-Closing Tax Periods that have been paid by Company prior to the Closing Date nor shall Seller be liable for any Aggregate Pre-Closing Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date unless the aggregate amount of all such Taxes attributable to Tax periods ending on or before the Interim Balance Sheet Date (and not paid by Company on or prior to the Closing Date) exceeds the amount, if any, reserved for such Taxes on the face of the Company Interim Balance Sheet and is included in the Final Working Capital Statement. The term “Pre Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on the Closing Date.

(b)          Buyer Indemnity. Buyer shall be liable for and shall pay (and shall indemnify and hold Seller and its Affiliates, officers, directors, employees, successors and assigns harmless from and against) all Taxes of or attributable to Company that are attributable to any Post-Closing Tax Period. The term “Post-Closing Tax Period” shall mean all taxable periods beginning after the Closing Date.

(c)          Not Applicable.

(d)          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by Seller and Buyer.

(e)          Cooperation in Tax Matters. Each party to this Agreement (a “Party,” or collectively the “Parties”) shall provide the other Parties with such assistance as may be reasonably requested by such Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes, and shall retain and provide the other Parties with any records or information which may be relevant to such Tax Return, audit, examination, proceedings or determination (but only to the extent he, she or it had possession of such records or other information immediately after the Closing). Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other Parties for reasonable out-of-pocket expenses incurred in providing such assistance. Without limiting the provision of this Section 8.7(e) Buyer agrees that it shall retain, until the seventh (7th) anniversary of the Closing Date, copies of all Tax Returns, work schedules and other records or information which Buyer, Company possesses and which may be relevant to such Tax Returns of Company for all Pre-Closing Tax Periods.

(f)           Overpayment. Any overpayment of Taxes by Company and/or Seller on behalf of Company, plus any interest thereon, resulting from an audit or examination of any Pre-Closing Tax Return (“Tax Refunds”) shall be remitted by Buyer to Seller within fifteen (15) days of the receipt of such overpayment by Buyer or Company, or if such excess is applied to other Taxes owed by Buyer or Company for which Seller is not responsible, within fifteen (15) days of filing of the relevant Tax Return applying such overpayment.

8.8	Insurance Proceeds.

Notwithstanding any other provisions of this Agreement, no indemnification shall be made by Seller with respect to any matter to the extent that insurance proceeds have been collected by Buyer with respect to that matter. Buyer and Parent shall use commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

8.9	Tax Benefits.

Notwithstanding any other provisions of this Agreement, in determining the amount of any claims of an Indemnified Party (“Claims”), such amount shall be reduced by the amount of any tax benefit effects (“Tax Benefits Effects”) accruing to the Indemnified Party related to the Claims or the payments made pursuant to such Claims. The Tax Benefits Effects shall be determined by taking into account all facts and circumstances existing at the date of the Closing through the future date(s) to which such benefits run (to the extent of the present value thereof, discounted at the applicable federal rate, as of the date of such indemnification). For purposes of determining the time or times at which Tax Benefits Effects shall be taken into account to reduce any indemnification claims hereunder, the parties agree that Tax Benefits Effects shall reduce the amount of any indemnification claims only if, as and when actually realized by the Indemnified Party. If an Indemnifying Party has paid for an indemnification claim which is later subject to reduction due to a Tax Benefits Effect, the Indemnified Party shall promptly pay such amount to the Indemnifying Party.

8.10	Subrogation.

Upon making any indemnity payment pursuant to this Article 8, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. The parties hereto will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

8.11	Specific Performance.

Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

8.12	Exclusive Remedy.

From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty, or any breach or alleged breach or non-performance of any covenant or agreement in this Agreement and any related agreements or documents, shall be indemnification in accordance with Section 1.7 or this Article 8. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Buyer and Parent, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to banking or regulatory matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 8.12 shall not operate to (i) interfere with or impede the operation of the provisions of Article 1 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an independent accountant or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) or to redress fraud (defined to require, at a minimum, intent to deceive).

ARTICLE 9

GENERAL

9.1	Amendments; Waivers.

This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

9.2	Schedules; Exhibits; Integration.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement and the Confidentiality Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. Without limiting the effect of the foregoing provisions of this Section 9.2, except as expressly set forth in Article 2 and Article 3, neither of the parties is making or shall be deemed to have made any representation or warranty of any kind, either express or implied.

9.3	Not Applicable.

9.4	Best Efforts; Further Assurances.

Each party will use its best efforts to cause all conditions to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

9.5	Governing Law; Service of Process.

(a)          This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the choice of law provisions thereof) except to the extent that certain matters are preempted by federal law.

(b)          Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of the state courts of the State of New York  or the United States District Court located in the State of New York, Southern District, and service of process pursuant to the laws of such courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably designates and appoints the attorney designated as the copyholder in or pursuant to Section 9.15 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party by mailing the designated attorney at its address provided in Section 9.15, with a copy to the party listed as the primary notice recipient; provided that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address of the attorney designated as the copyholder as provided in Section 9.15. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction.

9.6	No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable. Notwithstanding the foregoing, Buyer may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that Buyer shall guarantee the performance hereof by its assignee subject to the terms and conditions hereof.

9.7	Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.8	Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.9	Publicity and Reports.

Seller and Buyer shall coordinate all pre-closing publicity relating to the transactions contemplated by this Agreement and no party shall issue any pre-closing press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Seller and Buyer except to the extent that a particular action is required by applicable law or the rules of any applicable securities exchange and that Buyer may, after the Closing of this transaction, make any announcement, in its discretion.

9.10	Confidentiality.

All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement, all in accordance with the terms and conditions of the Confidentiality Agreement.

9.11	Investment Representation.

Buyer is acquiring the Stock from Seller for Buyer’s own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

9.12	Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

9.13	No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective permitted successors and assigns.

9.14	Performance by Subsidiaries.

Each party agrees to cause its subsidiaries, if any, to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

9.15	Notices.

Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clauses (c) or (d), (c) mailed by certified or registered mail, postage prepaid), receipt requested or (d) sent overnight delivery service, as follows:

If to Buyer/Parent, addressed to:

President
EF Hutton Financial Corp.
c/o EFH Group
77 Water Street
New York, NY 10005
Facsimile: (212) 742-5000

With a copy to:

Jody Walker
Walker & Associates
7841 South Garfield Way
Centenial, CO 80122
Facsimile: +____

If to Seller, addressed to:

Bruce David Winn
2241 Farnum Street
Suite 204
Casper, WY 82609
Facsimile:

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.15 and is received, (ii) if given by mail, after such communication is delivered by registered or certified mail, postage prepaid, or sent by commercial expedited deliver service, addressed as aforesaid or the party to whom such notice was delivered rejects or refuses to receive such notice or (iii) if given by any other means, when actually received at such address.

9.16	Remedies; Waiver.

Subject to Article 8, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

9.17	Attorneys’ Fees.

In the event of any Action by any party arising under or out of, in connection with or in respect of, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding parties intend that the sentence be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent permitted by law, not be deemed merged into such judgment.

9.18	Limitation of Liability.

Notwithstanding anything contained herein to the contrary, neither party shall be liable under this Agreement to the other for any punitive damages; provided, however, that such limitation shall not limit a party’s right to recover punitive damages to the extent they arise from third party claims for which a party is indemnifying another party under this Agreement.

9.19	Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or any agreement required to be entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.20	Effect of Due Diligence and Related Matters.

Each of Buyer and Parent represents that it is a sophisticated entity that was advised by knowledgeable advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement and has conducted its own independent review and evaluation of Company and the Business. Accordingly, Buyer and Parent covenant and agree that (i) there are no representations or warranties by or on behalf of Seller or its Affiliates or their representatives except for those expressly set forth in this Agreement or in any other agreement or document delivered pursuant to this Agreement, and (ii) to the fullest extent permitted by Law, Buyer’s and Parent’s rights and obligations with respect to the transactions contemplated hereby will be solely as set forth in this Agreement and in the other agreements and documents contemplated delivered pursuant to this Agreement.

9.21	Not applicable

9.22	Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.

_______________________________

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SELLER	BUYER

Name

By:	By:
Name:
Title: Officer

PARENT

EFH GROUP, INC.

By:
Name:
Title: Chief Executive Officer

List of Schedules for Purchase Agreement

o	Schedule 2.1 — Organization and Related Materials

o	Schedule 2.2 — Equity / Membership

o	Schedule 2.3 (a) — Financial Statements

o	Schedule 2.3 (b) (c)— Transactions Out of the Ordinary Course of Business

o	Schedule 2.3(d) — Liabilities or Contingencies

o	Schedule 2.4 — Tax Information (returns for at least five years)

o	Schedule 2.5 — Material Contracts, Agent Agreements, Correspondent Agreements

o	Schedule 2.6 — Material Tangible and Real Property (including Leases)

o	Schedule 2.7 — Intellectual Property

o	Schedule 2.8 — No Conflict/ Government Approvals or Notices

o	Schedule 2.9 — Legal Proceedings

o	Schedule 2.14 — Permits, Licenses and Similar Items

o	Schedule 2.15 — Compliance with Law

o	Schedule 2.16 — Dividends and Other Distributions

o	Schedule 2.17 — Employee Agreements and Arrangements

o	Schedule 2.21 — Environmental Compliance

o	Schedule 4.3 — Conduct of Business

o	Schedule 4.8 — Agreements

o	Schedule 5.1(a) — Permitted Businesses

Upon request, the registrant agrees to furnish supplementally to the Company a copy of any schedule to the  Purchase Agreement.

SCHEDULES

2.1 Organization

Copy of LLC Articles of Organization

2.2 Stock/ Membership

Copy of Membership Certificate

2.3 Business

Copy of Financial Statement

List of Transactions Out of the Ordinary…… None

Liabilities / Contingencies ………………………… None

2.4 Tax Info

Returns for 5 years

2.5 Material Contracts

TD AmeriTrade Custody Agreement

2.6 Material Property

Lease at Farnum Street in Casper WY

2.7 Intellectual Property

None

2.8 Conflicts/ Government Approvals or Notices

No conflicts

Notification of SEC through the IARD internet website

2.9 Legal Proceedings

None

_____

2.14 Permits License and Related

2.15 Compliance with Law

Company certifies it is in compliance with all laws and regulation that govern it business and activities.

2.16 Dividends and Other Distributions

There have been no distributions by the Company since its formation as an LLC

2.17 Employee Agreements and Arrangements

No employee is current subject to an employment agreement or a benefit package.  There is no collective bargaining plan or organization.

2.21 Environmental Compliance

The Company is not in breach of any environmental laws or regulations.

4.3 Conduct of Business

Management shall use commercially reasonable reasonable best efforts to conduct business that is beneficial to the Buyer for so long as the Company is operated by Seller during any transition period.

4.8 Agreements

There is no understanding to enter into any material agreement or terminate any material agreement post-closing.

5.1(a) Permitted Business

Any business that does not derive a material portion of it revenue from providing investment advice to either individuals, corporations or institutions.